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Hepion Pharmaceuticals, Inc.

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Hepion Pharmaceuticals Urges Shareholders to Vote “FOR” All Proposals Ahead of its Upcoming Annual Meeting

EDISON, N.J., May 31, 2022 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and hepatocellular carcinoma (“HCC”), today urged its stockholders to vote “FOR” all proposals put forth in the definitive proxy statement prior to its June 24, 2022 Annual Meeting of Stockholders.

“As one equity analyst recently observed in a research note, our industry is facing one of the worst biotech tapes in a generation,” said Dr. Robert Foster, PharmD, PhD, Hepion’s CEO. “Indeed, since the market peaked in February 2021, the aggregate enterprise value of the world’s biotech sector is down approximately 50%, and over one-half of individual biotech sector stocks have lost 75% or more of their value.1 While there is certainly reason for optimism over the longer-term, it is in the face of these current strong headwinds that we urgently need our shareholders’ support to help us continue to advance rencofilstat, our lead oral drug candidate for the treatment of NASH and HCC.”

SUPPORT THE PROPOSALS AND HELP HEPION CONTINUE TO ADVANCE RENCOFILSTAT

Hepion is making final preparations for the launch of three important mid-stage clinical studies of rencofilstat: a 12-month Phase 2b NASH study of over 300 subjects with paired liver biopsies, called ‘ASCEND-NASH’; a 4-month Phase 2 liver function trial in NASH, called ‘ALTITUDE-NASH’; and a 12-month Phase 2a study (HEPA-CRV431-209) in HCC.

The initiation of patient enrollment in all three Phase 2 studies is currently expected to occur in the third quarter of 2022. In addition, the Company today announces that it has recently begun to actively explore partnering and licensing opportunities for rencofilstat.

With respect to Proposal 3 (2022 Omnibus Equity Incentive Plan), Dr. Foster commented, “It is perhaps more important now than ever that our ability to attract and retain the best possible team is not impeded, which without an affirmative vote on this proposal, may very well be the case. In addition to our inability to provide any new stock-based incentives to our executives and employees, there are currently a total of approximately 6.3 million options, which have previously been granted across the entire Company, but cannot actually vest and/or be exercised, due to a lack of available shares issuable under our 2013 Option Plan, as amended. Notwithstanding the fact those options all have exercise prices that are significantly higher than our current stock price, this is an untenable situation, which cannot be resolved without approval of the replacement 2022 Omnibus Equity Incentive Plan.”

In regard to Proposal 4 (Change in Authorized Shares), Dr. Foster said, “Because this involves a proposed amendment to the Company’s Certificate of Incorporation, the affirmative vote of the holders of a majority of our outstanding common shares is required to approve it. As some brokerage firms have eliminated discretionary or proportionate voting of the shares held by them in street name, this level of voting participation has become increasingly difficult for companies like Hepion with a large retail stockholder base to achieve. The hurdle is high, but so are the stakes. Conducting three Phase 2 studies simultaneously will clearly necessitate significant ongoing investment, and we believe that the availability of additional authorized shares is required to meet our needs for future financings as conditions warrant, as well as to best position us for potential strategic transactions.”

YOUR VOTE IS IMPORTANT – NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

Stockholders holding common stock at the close of business on Tuesday, April 26, 2022, are entitled to vote at the meeting, even if they have subsequently sold their shares.

To vote their shares, stockholders should locate the control number on their proxy card or voting instruction form and follow the voting instructions.

If a stockholder has questions, or is in need assistance in voting their shares, they should contact Innisfree M&A Incorporated at (877) 717-3898 (toll-free in the U.S. and Canada), or +1 412-232-3651 (international).

Important Information

This communication may be deemed to be solicitation material in connection with the proposals to be considered at Hepion Pharmaceuticals’ 2022 Annual Meeting of Stockholders. In connection with the proposals, the Company filed a definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2022. Shareholders are urged to read the definitive proxy statement and all other relevant documents filed with the SEC because they contain important information about the proposals. An electronic copy of the definitive proxy statement is available on the Company’s website at www.hepionpharma.com under "SEC Filings" in the Investors section, and on the Company’s EDGAR profile at www.sec.gov.

Reference

1 FactSet Research Systems, Inc.

About Hepion Pharmaceuticals

The Company's lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH, and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was soon followed in December 2021 by the FDA’s acceptance of Hepion’s investigational new drug (IND) application for rencofilstat for the treatment of hepatocellular carcinoma (HCC).

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to rencofilstat, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for rencofilstat to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com